COKE SUPPLY AGREEMENT



THIS CONTRACT made and entered into as of January 1, 2000 between EXXON COMPANY, U.S.A. (a division of Exxon Mobil Corporation), a New Jersey corporation, hereinafter called "Seller," and Great Lakes Carbon Corporation, hereinafter called "Buyer";

                          ARTICLE I - TERM

This contract shall be effective for the period January 1, 2000 through December 31, 2002, provided, however, this contract shall be subject to earlier termination in accordance with provisions therefore contained in Articles V, VIII, XIII, XIV and XVII, respectively.


                      ARTICLE II - DEFINITIONS

1. "Coke" shall mean green delayed sponge coke of the quality hereinafter specified produced at Seller's Baton Rouge Refinery.

2. Metric Ton = 2204.62234 pounds.

3. Wet short tons (WST) shall mean 2000 pounds of Coke and contained moisture.

4. Dry short tons (DST) shall mean 2000 pounds of dry Coke, with the dry weight of the Coke determined as provided hereinafter.

5. "Terminal" shall mean Seller's Refinery coke terminal that is located west of Seller's Baton Rouge refinery and which shall receive, crush, sample and load Coke onto barges on the Mississippi River.

6. "Contract Year" shall mean a calendar year beginning January 1 and ending December 31.

                           ARTICLE III - QUANTITIES

A.
Subject to the allocation provisions in Article X hereof and to the provisions of Article III.B. below, Seller agrees to sell and Buyer agrees to purchase approximately CONFIDENTIAL TREATMENT in 2000 (to be supplied by approximately CONFIDENTIAL TREATMENT per month) and CONFIDENTIAL TREATMENT in 2001 and 2001 (to be supplied by approximately CONFIDENTIAL TREATMENT per month) of Seller's Baton Rouge Coke production having the qualities as set forth in Article IV.

At least three working days prior to the beginning of each month of delivery, Seller will provide to Buyer a best estimate forecast of Coke quantity and quality production for each coker at the Baton Rouge Refinery.

B.
The parties acknowledge that periodically Seller's Baton Rouge Refinery operations may yield Coke having properties different than those set forth in
Article IV. In such event, notwithstanding any provision herein to the contrary, Buyer has no obligation to purchase the affected Coke production; provided, however, Seller may offer and Buyer may elect to purchase such affected Coke production in accordance with the terms of this agreement, including, but not limited to Article V Price. If Seller offers such affected Coke production and Buyer elects to purchase, such purchase shall not be included in the allocation shown in Article III. A.

C.
Determination of the quantity of Coke shipped to Buyer by Seller for billing purposes shall be made in accordance with the procedures as outlined in Article VII.


                        ARTICLE IV - QUALITY

The parties acknowledge that the quality of Coke produced by Seller at its Baton Rouge Refinery may vary from time to time depending on Seller's refinery operations. Buyer and Seller agree that no provision in this Agreement shall be construed to require Seller to produce and sell Coke having specified qualities or to operate its refinery in a manner to produce Coke having any specified qualities; however, Seller shall endeavor to use, in its sole discretion, best efforts to make operational decisions to maximize the quality of the Coke produced at its Baton Rouge Refinery, without making any implied or expressed warranty as to the qualities of Coke produced. Seller expects to produce and deliver Coke that does not exceed the following maximum qualities:

                         MAXIMUM QUALITIES - DRY COKE


     ELEMENT                       VALUE                     COMMENTS

     Ash                     CONFIDENTIAL wt.%          Analyzed by Seller

     Sulfur                  CONFIDENTIAL wt.%          Analyzed by Seller

     Volatiles               CONFIDENTIAL wt.%          Analyzed by Seller

     Calcium                 CONFIDENTIAL ppm           Analyzed by Seller

     Iron                    CONFIDENTIAL ppm           Analyzed by Seller

     Nickel                  CONFIDENTIAL ppm           Analyzed by Seller

     Silicon                 CONFIDENTIAL ppm           Analyzed by Seller

     Sodium                  CONFIDENTIAL ppm           Analyzed by Seller

     Vanadium                CONFIDENTIAL ppm           Analyzed by Seller

     Vanadium + Nickel       CONFIDENTIAL ppm           Analyzed by Seller

     Shot                    CONFIDENTIAL               Visual inspection at
                                                        loading Not Analyzed
                                                        by Seller

     HGI                     CONFIDENTIAL               Typical range Not
                                                        analyzed by Seller


Analysis of Coke quality produced shall be performed in accordance with Appendix A.

                             ARTICLE V - PRICE


All Coke shall be purchased F.O.B. barge at Seller's Baton Rouge Terminal. Buyer shall pay a purchase price for Coke that adjusts based on certain qualities of Coke actually delivered. The purchase price shall be determined as follows:

1. The base purchase price for Coke containing CONFIDENTIAL TREATMENT and CONFIDENTIAL TREATMENT shall be the Quarterly Base Purchase Price (QBPP) per dry short ton as determined below, calculated for the applicable quarter in which the Coke is delivered:

   A. 1Q00 QBPP = CONFIDENTIAL TREATMENT. Initial quarter of contract period will not be true-up adjusted; subsequent QBPPs shall be determined as follows:

      QBPP = CONFIDENTIAL TREATMENT

      (a) Note: CONFIDENTIAL TREATMENT

   B. 'True-up' - Pace E-1 used to calculate the above QBPP as set forth in
      Section 1.A. above for any delivery quarter shall be compared to Pace 3 of the same delivery quarter used to determine the QBPP. If the difference between the applicable Pace E-1 and adjusted Pace Table 3 average for a delivery quarter varies by more than plus or minus CONFIDENTIAL TREATMENT of the Pace E-1 used to calculate the QBPP for that delivery quarter, the QBPP for that quarter shall be recalculated, substituting the adjusted Pace Table 3 average for Pace E-1 in the QBPP formula. The difference between the original QBPP and the revised QBPP for that quarter as set forth in this Section 1.B. shall be added to or subtracted from the QBPP for the next delivery quarter.

      SEE ATTACHMENT B FOR EXAMPLES OF THE ABOVE 'TRUE-UP' CALCULATION

   C. Definitions for Article V price calculations:

      Pace E =    Representative Green Petroleum Coke Blend Feedstock for U.S.
      Gulf Coast Market Calciners as reported in Table E-2 of the Pace Petroleum Coke Quarterly. EX: 4Q99 will be reported in the 4Q99 report which is expected to be published by Pace in first quarter 2000 (1Q00).

      Pace E-1 = The most recently published monthly average estimate of Gulf Coast Anode Grade Calcined Coke Export Prices as reported in Table 1 of the monthly review of the Pace Petroleum Coke Quarterly. EX: February 2000 will be reported in the February 2000 monthly update which is expected to be published by Pace in March 2000.

      Pace 3 - Summary of U.S. Calcined Petroleum Coke Exports = Actual weighted average of calcined petroleum coke exports for Customs Districts New Orleans and Port Arthur as reported in Table 3 of the Monthly Review of the Pace Petroleum Coke Quarterly, averaged for the calendar quarter.

             EXAMPLE:

             1Q00 data will reported as follows: January 2000 will be reported in the March 2000 Monthly Review, expected to be published April 2000, February 2000 will be reported in the April 2000 Monthly Review, expected to be published May 2000, March 2000 will be reported in the May 2000 Monthly Review, expected to be published June 2000.

      Calculation of the Pace 3 average shall be determined as follows:
      (1) all exports for New Orleans and Port Arthur shall be weight averaged
      (2) export values greater than CONFIDENTIAL TREATMENT or less than CONFIDENTIAL TREATMENT of the weight average of all of the exports for New Orleans and Port Arthur shall be deleted, (3) any such values greater than CONFIDENTIAL TREATMENT or less than CONFIDENTIAL TREATMENT of the weight average calculation, per (1) above, for tonnage equal to or greater than CONFIDENTIAL TREATMENT metric tons, shall be included in the average calculated value except where any single reported export value is greater than CONFIDENTIAL TREATMENT or less than CONFIDENTIAL TREATMENT of the weight average calculation, in which case it shall be deleted and
      (4) the remaining exports shall be averaged a second time to determine the weight average of the actual exports of that month. The adjusted weight average of the three months shall be compared to Table E-1 for the same delivery quarter in accordance with Section 1.B. above.

   D. Notwithstanding any provision herein to the contrary, Seller shall have the right to withhold up to CONFIDENTIAL TREATMENT per month, from each month's total shot free Coke production, for the purpose of making spot sales.


2. Quality Adjustments:

   With respect to the actual delivery prices, the final price paid by the Buyer will vary according to the following:

   A. CONFIDENTIAL TREATMENT- To reflect the quality of actual Coke delivered, for Coke with CONFIDENTIAL TREATMENT content greater than CONFIDENTIAL TREATMENT, the purchase price shall be decreased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 0.1 wt.% increase in the CONFIDENTIAL TREATMENT content above CONFIDENTIAL TREATMENT and increased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 0.1 wt.% decrease in the CONFIDENTIAL TREATMENT content below CONFIDENTIAL TREATMENT. (Ex:CONFIDENTIAL TREATMENT QBPP,CONFIDENTIAL TREATMENT equals an increase of CONFIDENTIAL TREATMENT).

      For Coke with CONFIDENTIAL TREATMENT content less than CONFIDENTIAL TREATMENT, the purchase price shall be increased by an additional CONFIDENTIAL TREATMENT for each 0.1 wt.% decrease in CONFIDENTIAL TREATMENT content below CONFIDENTIAL TREATMENT. The quality adjustments for less than CONFIDENTIAL TREATMENT are cumulative. All values for CONFIDENTIAL TREATMENT percent are expressed to the nearest 0.1 wt.% in accordance with ASTM procedures E-29-20 shown in 2.E. below, and the price adjustment shall be rounded to the nearest $0.01/DST. (Ex:
      CONFIDENTIAL TREATMENT QBPP,CONFIDENTIAL TREATMENT equals an increase of CONFIDENTIAL TREATMENT).

   B. CONFIDENTIAL TREATMENT - To reflect the quality of actual Coke delivered, the purchase price shall be decreased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 0.1 wt.% increase in the CONFIDENTIAL TREATMENT content above CONFIDENTIAL TREATMENT and increased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 0.1 wt.% decrease in the CONFIDENTIAL TREATMENT content below CONFIDENTIAL TREATMENT. All values for CONFIDENTIAL TREATMENT percent are expressed to the nearest 0.1 wt.% in accordance with ASTM procedures E-29-90 shown in 2.E. below, and the price adjustment shall be rounded to the nearest $0.01/DST. (Ex:CONFIDENTIAL TREATMENT QBPP,CONFIDENTIAL TREATMENT equals an increase of CONFIDENTIAL TREATMENT).

   C. CONFIDENTIAL TREATMENT- To reflect the quality of actual Coke delivered, the purchase price shall be decreased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 10 ppm increase in the CONFIDENTIAL TREATMENT content above CONFIDENTIAL TREATMENT and increased by CONFIDENTIAL TREATMENT of the applicable QBPP for each 10 ppm decrease in the CONFIDENTIAL TREATMENT content below CONFIDENTIAL TREATMENT. All values for CONFIDENTIAL TREATMENT content are expressed to the nearest 10 ppm in accordance with ASTM procedures E-29-90 shown in 2.E. below, and the price adjustment shall be rounded to the nearest CONFIDENTIAL TREATMENT. (Ex:CONFIDENTIAL TREATMENT QBPP,CONFIDENTIAL TREATMENT equals a decrease of CONFIDENTIAL TREATMENT).


   D. The final price will be the sum of the QBPP and the three quality adjustments shown above.

   E. ASTM Test Result Rounding Procedures (E-29-90)

      1.  If the last digit is >5, round up.

      2.  If the last digit is <5, round down.

      3.  If the last digit is 5:

        A.  If the digit before the 5 is even, round down.

        B.  If the digit before the 5 is odd, round up.

3. Special Provisions

   A. Expanded Specification Coke

      1. Should Seller produce Coke with quality parameters that exceed the contract maximum specifications as defined in Article IV, at its option Seller will deliver and Buyer will accept up to CONFIDENTIAL TREATMENT per calendar quarter of non-anode quality coke as defined below. Additional tonnage of Expanded Specification Coke per calendar quarter shall be by mutual agreement. Any such Coke delivered by Seller shall be incremental to Buyers annual contract volume as defined in Article III.


             EXPENDED SPECIFICATION COKE QUALITY PARAMETERS

           PARAMETERS                   MAXIMUM

           Category 1

           Sulfur                       CONFIDENTIAL TREATMENT

           Volatiles                              "

           Shot                                   "

           Category 2

           Sulfur                                 "

           Volatiles                              "

           Shot                                   "

   2. Pricing of Expanded Specification Coke

      Category 1 Coke shall be priced as follows:

        The most recently published monthly mid-point average estimate of Gulf Coast High Sulfur Less than 50 HGI Coke Export Prices as reported in Table 1 of the latest monthly supplement of the Pace Petroleum Coke Quarterly,CONFIDENTIAL TREATMENT.

        EXAMPLE: 8/99 Pace (range CONFIDENTIAL TREATMENT) average CONFIDENTIAL TREATMENT +CONFIDENTIAL TREATMENT =CONFIDENTIAL TREATMENT

      Category 2 Coke shall be priced as follows:

        The most recently published monthly mid-point average estimate of Gulf Coast High Sulfur Less than 50 HGI Coke Export Prices as reported in Table 1 of the latest monthly supplement of the Pace Petroleum Coke Quarterly,CONFIDENTIAL TREATMENT.

        EXAMPLE: 8/99 Pace (range CONFIDENTIAL TREATMENT) average CONFIDENTIAL TREATMENT +CONFIDENTIAL TREATMENT=CONFIDENTIAL TREATMENT

4. Other:
   If, during the term of this Agreement (a) Pace should fail to publish any referenced price for purposes of the preceding formulas in Article V-1. through V-2. or (b) the pricing formula as described in Article V-1. and V-2. should result in a price for Coke that either party deems to be sufficiently misaligned with market conditions as to warrant a price change to reflect a fair market price, either party may request a change in the pricing basis for this Agreement. The party requesting the change shall notify the other party in writing, and Buyer and Seller shall meet or teleconference withing sixty days following the giving of the Change Notification to discuss the pricing basis. If, within ninety (90) days following the receipt of the Change Notification, the parties do not reach a mutual agreement on what constitutes a fair and reasonable pricing basis, this Agreement will terminate on the ninety-first (91) day following the receipt of the Change Notification. During the period from the receipt of the Change Notification until the later of the conclusion of the pricing basis re-negotiation or Agreement termination, (a) Buyer will continue to pay for Coke in accordance with Article V or (b) if Pace has ceased to publish any referenced price for the applicable formula price determination, Buyer will pay provisionally in accordance with Article V until a revised pricing formula is negotiated and such revised pricing formula shall be retroactive to the delivery quarter for which Pace ceased publishing Pace E, Pace E-1 and/or Pace 3 data as described in Article V.

   Seller shall invoice Buyer (by AUTOFAX) for each Coke delivery to the following billing address:

                            Great Lakes Carbon Corporation
                            Attn:  Accounts Payable
                            16945 Northchase Drive Suite 2200
                            Houston, TX 77060
                            Fax: (281) 775-4744

   Buyer shall pay the invoiced amount via Electronic Funds Transfer (EFT). Payment shall be due on the tenth day after date of the invoice.


                            ARTICLE VI - DELIVERY

1. Coke delivered hereunder to Buyer shall be loaded by Seller into barges provided by Seller.

2. Title and risk of loss to the Coke delivered under this Agreement shall pass from Seller to Buyer when the barge is released to Buyer.

3. From the time of title transfer, Buyer shall be responsible for all barge transportation charges, as applicable, including demurrage, in route to Buyer's destination.

4. Seller shall be responsible for cleanliness inspection and approval of barges prior to loading.


                     ARTICLE VII - MEASUREMENTS

BARGES

   A. The quantity of Coke loaded aboard bares shall be determined by a qualified independent inspector, selected by Seller. Cost of said inspection will be shared equally between Seller and Buyer. The moisture content, as determined in accordance with Appendix A, will be deducted from the wet Coke weight to determine dry weight of Coke delivered to the barge.

   B. Seller shall cause the Terminal operator to take a composite Coke sample from each barge. The sample will be split by Seller's laboratory and a portion of at least one-gallon will be made available to Buyer. Seller will analyze its sample for moisture, sulfur, volatiles, ash and metals in accordance with the procedures in Appendix A. In the event Seller elects to have an independent laboratory analyze Seller's sample, the independent laboratory's analysis charges shall be split 50/50 between Buyer and Seller. Invoicing will be based on the analysis of Seller's sample. Both parties shall retain composite samples for a period of three months.

   C. Seller will arrange for the duplicate laboratory composite sample to be sent to Buyer from Seller's courier's office. Buyer will be responsible for selecting a courier for delivery from Baton Rouge to Buyer's Plant and payment of courier's fee.

   D. In case of any quality dispute, if the difference between Buyer's and Seller's analysis exceeds the variance shown below, an analysis shall be performed by a qualified independent inspector, agreed to by both parties, using the same ASTM procedures as outlined in Appendix A, with costs to be shared 50/50. The sample to be used shall be Seller's
      retained sample.   A quality discrepancy shall be deemed to exist if the
      sample analysis between Buyer and Seller differs by more than any of the qualities listed below:


                QUALITY             UNITS       MAXIMUM LAB VARIANCE

                Ash                  Wt. %                0.08

                Sulfur               Wt. %                0.30

                Volatiles            Wt. %                0.80

                Calcium               ppm                   40

                Iron                  ppm                   60

                Nickel                ppm                   50

                Silicon               ppm                   60

                Sodium                ppm                   60

                Vanadium              ppm                   40

In the event of a quality dispute, Buyer's acceptance of the Coke and/or Coke pricing for qualities of Coke delivered will then be based on the average of the two analytical results that are the closest together; i.e., the average of the two closest results reported by Seller, Buyer and independent lab. Both parties agree to review the allowable Max Lab Variance at six-month intervals.

Determination of shot content in the Coke shall be done per visual inspection at load by Seller's Terminal Operator. In the event the Buyer's visual inspection at discharge determines the shot content of the Coke exceeds "Nil", Buyer shall notify Seller. Seller shall arrange for a visual inspection and sample for the Coke to be taken at the discharge location. If such visual inspection or analysis of the Coke sample indicates shot content greater than "Nil", 1) Buyer may elect to return the Coke to Seller or 2) Buyer and Seller may elect to negotiate a mutually acceptable price discount for the Coke in question.


                           ARTICLE VIII - TAXES

A. It is agreed that any duty, tax, gross receipts tax, sales or use tax, environmental fees or otherwise (but exclusive of taxes based on net income)which Seller may be required to collect or pay under any municipal, state, federal other laws now in effect with respect to the manufacture, sales inspection, transportation, storage, delivery or use of the Coke covered by this Agreement shall be added to the price to be paid by the Buyer. With respect to any sales or use taxes due and owing, Seller agrees to delete such taxes provided that Buyer supplies Seller with a properly completed resale or exemption certificate.

B. With respect to any newly enacted taxes or fees, as enumerated above that become effective after the date of this Agreement:

   (1) Seller shall give Buyer written notice of any such addition or increase and following receipt of such notice; Buyer may refuse by written reply to Seller within thirty days to pay such increase or addition. Seller shall then, by notice in writing given to Buyer within thirty days after receipt of Buyer's reply, advise Buyer whether or not Seller elects to pay the same without reimbursement from Buyer; and if Seller then elects not to pay aforesaid increases and additions without reimbursement from Buyer, Seller may terminate this Agreement immediately upon giving written notice to Buyer as to Coke remaining undelivered.

   (2) Buyer agrees to reimburse Seller for any such taxes and Seller agrees to assign any right to refund or protest to Buyer should Buyer wish to contest such newly enacted taxes or fees; or

   (3) Seller may, at Buyer's written request, pay such taxes or fees under protest and to take all actions necessary to contest the validity, applicability or any other like challenge with respect to the amount or application of any such taxes or fees and institute actions necessary to recover said payments solely at Buyer's expense and through counsel designated by Buyer.


                  ARTICLE IX - INSPECTION, CLAIMS AND LIABILITY

A. Any claim for defect or variance in quality or shortage of quantity shall be made, and Seller shall be notified and given an opportunity to inspect, within ten days after (1) product(s) reach their destination, in the event Seller's analysis survey and inspection results were provided to Buyer before products(s) reached their destination or (2) Buyer receives Seller's analysis survey and inspection results, in the event Buyer receives same after delivery of products to their destination. Notwithstanding the preceding sentence, in the event Buyer fails to unload and inspect Coke within ten days after the product reached its destination, Buyer may reject the product if it contains shot; provided, however, in the event Buyer rejects Coke, containing shot outside of the time period specified in the previous sentence, Buyer shall pay and be responsible for all barge demurrage and transportation costs accruing between the date the product reached its destination and the date of product rejection. Subject to the previous sentence, failure of Buyer to observe this provision or any action by Buyer which impedes identification of an alleged defect shall operate as a waiver of Buyer's rights to make any such claim; provided, however, that such failure or action shall not operate as a waiver of Buyer's right to make claims for bodily injury or property damage. In the event of a claim for defect or variance in quality, Seller shall provide the results of an independent lab analysis, in accordance with Article VII.D., within ten days of notification of the quality claim by Buyer; if Seller fails to provide Buyer with the independent lab analysis within ten days of the claim notification, Buyer's analysis shall be determinative of quality for purposes of acceptance of the Coke and pricing for the quality of Coke delivered.

   BUYER ASSUMES ALL RISKS OF LOSSES THAT RESULT FROM THE USE OF THE COKE PURCHASED HEREUNDER WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES OR IN ANY PROCESS PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL RELIEVE SELLER OF ANY RESPONSIBILITY FOR BODILY INJURY (INCLUDING DEATH) AND PROPERTY DAMAGE RESULTING FROM BREACH OF THE WARRANTIES CONTAINED HEREIN OR FROM SELLER'S NEGLIGENCE. SELLER SHALL NOT BE LIABLE, WHETHER AS TO GOODS DELIVERED OR FOR NON-DELIVERY OF GOODS,

   FOR ANY EXEMPLARY OR SPECIAL DAMAGES, OR FOR CONSEQUENTIAL DAMAGES EXCEPT FOR THOSE DAMAGES FOR BODILY INJURY (INCLUDING DEATH) OR PROPERTY DAMAGE WHICH PROXIMATELY RESULT FROM BREACH OF THE
   WARRANTIES CONTAINED HEREIN OR FROM SELLER'S SOLE NEGLIGENCE OR FROM SELLER'S RESPECTIVE SHARE OF JOINT NEGLIGENCE.

B. EACH PARTY TO THIS CONTRACT SHALL INDEMNIFY, DEFEND AND HOLD THE OTHER HARMLESS FROM CLAIMS, DEMANDS AND CAUSES OF ACTION ASSERTED AGAINST
   THE OTHER BY ANY OTHER PERSON (INCLUDING WITHOUT LIMITATION EMPLOYEES OF EITHER PARTY) FOR PERSONAL INJURY OR DEATH, OR FOR LOSS OF OR DAMAGE TO PROPERTY, RESULTING FROM THE WILLFUL OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY. WHERE PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT NEGLIGENCE OR
   MISCONDUCT OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE TO INDEMNIFY EACH OTHER IN PROPORTION TO THEIR RESPECTIVE SHARE OF SUCH JOINT NEGLIGENCE OR MISCONDUCT.


                      ARTICLE X - FAILURE TO PERFORM

A. Any delays in or failure to perform by either Seller or Buyer shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the party affected (and in the case of Seller, occurrences affecting a supplier or suppliers of Seller), including but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any governmental allocation, functional divestiture law or rationing program or any other regulation, rule, order or request of any governmental authority (whether valid or invalid and whether similar or dissimilar to those above named), acts of war, rebellion or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; reduction of transportation capacity; reduction in refining capacity; breakdown or temporary disruption of Seller's Baton Rouge Refinery operations; accidental breakdown of transportation facilities; inability to obtain necessary industrial supplies, energy or equipment; fires, floods, explosions, accidents or breakdowns; riots or strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named which are not within the reasonable control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against. In the event of such delay or failure, the party affected will give notice and full particulars in writing to the other party as soon as possible. In the event of such delay or failure, Seller shall not be obligated to purchase or obtain other Coke of the kind deliverable hereunder, or crude petroleum from which such Coke is derived. Neither party hereto shall be required to settle strikes, differences with workers or government claims by acceding to any demands when in the discretion of the party whose performance is interfered with, it would be inadvisable to accede to such demands.

B. If, for any reason whatsoever, whether within the control of Seller or not, Seller's supplies of Coke of the kind deliverable hereunder out of the Baton Rouge refinery are inadequate to meet its contract obligations to customers for such Coke, or if Seller determines, in its sole discretion, in consideration of raw material availability or refining conditions that it is appropriate to impose a plan of allocation, the obligations of Seller under this Agreement shall be reduced as Seller may determine as a part of a plan for allocation to its customers consistently applied on a pro rata basis. Seller, in its sole discretion, shall determine the Coke quality, quantity, and loading schedule available to its customers and, to the extent possible, will make such determinations after giving consideration to all customers' needs and preferences. In any allocation of Coke production, Seller's allocation plan shall include the following:

   1. Seller's "customers" for Coke of the kind deliverable hereunder shall mean (i) purchasers pursuant to current contracts and (ii) new purchasers to whom Seller determines to commence selling at its sole option. The new customers to whom volumes may be offered would be limited to those to whom a denial could be construed as condoning questionable trade practices such as restraint of trade.

   2. In the event Seller imposes an allocation as a result of or directly arising out of compliance with any governmental allocation, functional divestiture law or rationing program or any other rule or request of any governmental authority, "customers" defined in Article X.B.1 above shall also include purchasers to whom Seller commences selling as a result of such governmental action. Seller shall have the right to give preference in any allocation as described in the preceding sentence to those customers whose needs (including resellers who sell for similar needs) are related to (i) protection of life or health, (ii) production and transportation of food and energy, (iii) mass transportation customers, and (iv) national defense.

   3. Seller's allocation plans shall be applied after making provisions for its own requirements for Coke of the kind deliverable hereunder for exploring for, producing, manufacturing and transporting all forms of energy, petroleum, petrochemical, mining, and energy products. In the context of this subsection, "Seller" shall include Exxon Corporation and all if its divisions, subsidiaries, and affiliates whether wholly or partially controlled and whether domestic or foreign.

C. Seller shall be under no obligation to make deliveries hereunder at any time when in its sole judgment it has reason to believe that the making of such delivery would be likely to cause strikes to be called against it or cause its properties to be picketed.

D. Neither Buyer nor Seller shall be required to make up performance omitted on account of any of the causes set forth in Article X.

          ARTICLE XI - MODIFICATION, WAIVER, ASSIGNMENT & TERMINATION

This Agreement may be modified or rescinded only by a writing signed by both parties or their duly authorized agents.

No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.

This Agreement is not assignable or transferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

This Agreement terminates and supersedes any prior agreement between the parties hereto, covering the purchase and sale of Coke except for rights and obligations with respect to Coke delivered under any such prior agreement.


                          ARTICLE XII - NOTICES

Any notice required to be given under Articles X, XIII and XVII of this Agreement and any notice regarding any actual or alleged breach of this Agreement shall be sent by certified or registered U.S. Mail, return receipt requested, to the addresses set forth below or to such other addresses as either party may notify the other of in writing. Such notices shall be deemed to have been given on the date received by the other party.

To Exxon at:                            To Buyer at:
-----------                             -----------
Exxon Company, U.S.A.                   Great Lakes Carbon Corporation
Attention: Industry Fuels Manager       Attn:  Vice President - Raw Materials
P.O. Box 2180                           16945 Northchase Drive, Suite 2200
Houston, TX 77001                       Houston, TX 77060

All other written notices required to be given or contemplated hereunder shall be either personally delivered or sent by U.S. Mail, facsimile transmission, telex, or telegram to the addresses set forth below or to such other addresses as either party may notify the other of in writing:

To Exxon at:                            To Buyer at:
-----------                             -----------
Exxon Company, U.S.A.                   Great Lakes Carbon Corporation
Attention: Industry Fuels Manager       Attn:  Vice President - Raw Materials
P.O. Box 2180                           16945 Northchase Drive, Suite 2200
Houston, TX 77001                       Houston, TX 77060
Fax: (713) 656-8091                     Fax: (281) 775-4766

                  ARTICLE XIII - NEW OR CHANGED REGULATIONS

The parties are entering into this Agreement in reliance on the regulations, laws and arrangements with governments or governmental instrumentalities (hereinafter called "Regulations") in effect on the date of execution by Seller affecting the Coke sold hereunder insofar as said Regulations affect Buyer, Seller or Seller's suppliers. If the effect of any changes in any Regulation or of any new Regulation (1) is not covered by any other provision of this Agreement, and (2) in the affected party's judgment, any such change has a significant and material effect upon the party (or if Seller,upon Seller's suppliers), the affected party may request renegotiation of the terms of this Agreement, to be completed within 60 days of written request therefore, failing which the affected party shall have the right to terminate this Agreement effective thirty days after the end of the said sixty-day period.

Such right to request renegotiation or, upon failure to agree, to terminate, shall without limitation also be available if Regulations undertake to regulate the prices of Coke covered by this Agreement.


            ARTICLE XIV - COMPLIANCE WITH LAWS AND REGULATIONS

EACH PARTY AGREES TO INDEMNIFY, DEFEND AND HOLD THE OTHER PARTY, ITS SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES AND LIABILITIES ARISING OUT OF THE FIRST PARTY'S FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, ORDINANCES, REGULATIONS, RULES AND ORDERS, INCLUDING, BUT NOT LIMITED TO, THOSE GOVERNING POLLUTION, AND SUCH FAILURE OF COMPLIANCE SHALL ENTITLE THE SECOND PARTY TO TERMINATE THIS AGREEMENT IMMEDIATELY.


                        ARTICLE XV - GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY PRINCIPLES OF CHOICE OF LAWS IN TEXAS OR IN ANY OTHER STATE.

      ARTICLE XVI - EXPRESS WARRANTIES: EXCLUSION OF OTHER WARRANTIES

Seller warrants (i) that the Coke supplied hereunder will conform to the promises and affirmations of fact made herein, (ii) that it will convey good title to the Coke supplied hereunder, free of all liens, and (iii) that the Coke supplied hereunder shall be of merchantable quality.

THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED AND DISCLAIMED.


                  ARTICLE XVII - FINANCIAL RESPONSIBILITY

If, during the duration of this Agreement, in the sole judgment of Seller, reasonable grounds arise for believing the financial responsibility of Buyer has become impaired or unsatisfactory, advance cash payment or other adequate assurance of performance shall be given by Buyer upon written demand by Seller, and shipments may be withheld until such payment or assurance is received.
If such payment or assurance is not received within 15 days of demand, Seller may terminate this Agreement at any time upon written notice. If there are instituted by or against Buyer proceedings in bankruptcy or under any insolvency law, Seller may terminate this Agreement at any time upon written notice.


                    ARTICLE XVIII - BUSINESS PRACTICES

Each party agrees:

(1) To comply with all laws and lawful regulations applicable to any activities carried out in the name of or on behalf of the other party under the provisions of this Agreement and/or any amendments to it.

(2) That all financial settlements, billing and reports rendered to the other party as provided for in this Agreement and/or any amendments to it will to the best of its knowledge and belief reflect properly the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other party for whatever purpose.

(3) To notify the other party promptly upon discovery of any instance where the notifying party fails to comply with provision (1) above, or where the notifying party has reason to believe data covered by (2) above is no longer accurate and complete.

                     ARTICLE XIX - CONFLICT OF INTEREST

Each party, in performing its obligations under this Agreement, shall establish and maintain appropriate business standards, procedures, and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other party. Each party shall review with reasonable frequency during the term of this Agreement such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with the other party's employees, agents, and representatives, and other third parties.


                            ARTICLE XX - AUDIT

Each party and its duly authorized representatives shall have the right to witness custody transfer measurement procedures. In addition, each party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other party which relate to materials being delivered to the other party under this Agreement, and shall have the right to audit such records at any reasonable time or times within three years after the termination of the Agreement.


                          ARTICLE XXI - DRAWBACK

Seller and Buyer reserve the right to claim duty drawback resulting from duty paid imported merchandise used in the manufacture of product delivered to Buyer. When said product is exported, or used in the manufacture of a product that is exported, Buyer will notify Seller promptly of its exportation. If duty drawback is applicable under the laws and regulations of U.S. Customs, Seller will prepare a mutually acceptable written agreement, detailing each party's responsibilities, to be executed by both parties.

                     ARTICLE XXII - ENTIRE AGREEMENT

This writing and its Appendices are intended by the parties to be the final expression of their agreement and are also intended to be the complete and exclusive statement of the terms of this Agreement. There are no oral understandings, representations or warranties affecting it.

In witness whereof, the parties hereto have duly caused this Agreement to be executed by their duly authorized representatives as of the date first above written.




Exxon Company, U.S.A.                 Great Lakes Carbon Corporation
(a division of Exxon Mobil
Corporation)


By:  /s/RICHARD G. OLDHAM, JR.        By:  /s/JAMES W. BETTS
     -------------------------             -------------------------------

Title:  MANAGER INDUSTRY FUELS        Title:  VICE PRESIDENT RAW MATERIALS
        ----------------------                ----------------------------

Date:   12/06/99                      Date:   12/10/99
        ----------------------                ---------------------------

                               APPENDIX A
          Sampling and Testing Procedure for Petroleum Coke



1. Sampling By Seller

   Representative Coke samples shall be obtained; primary sampling methods per automated belt sampler meeting ASTM D-2234 standard. Secondary sampling method shall be manual sampling. Sample increments shall be regularly and systematically collected so that the gross sample will proportionately represent the contents of the car(s) or barge. Duplicate samples shall be obtained upon request for the use of either party.

2. Sample Preparation By Seller

   The gross sample shall be reduced according to ASTM D2013 (quartering, riffle, etc.) to obtain sufficient material for analysis.

3. The following shall be determined by appropriate ASTM or other mutually agreeable procedures:


                  Test               Test Method

                  Ash                ASTM D-5142-90

                  Calcium            X-Ray Flourescence

           `      Iron               X-Ray Flourescence

                  Moisture           ASTM D-5142-90

                  Nickel             X-Ray Flourescence

                  Silicon            X-Ray Flourescence

                  Sodium             X-Ray Flourescence

                  Sulfur             ASTM D-1552-90

                  Vanadium           X-Ray Flourescence

                  Volatile Matter    ASTM D-5142-90

4. Determination of Moisture, Volatile Matter and Ash By Seller

   Laboratory testing of petroleum Coke shall be performed using dry Coke samples. Moisture, volatile matter and ash shall be tested according to the most recent ASTM 5142-90, or any subsequent ASTM approved, procedure. Procedure may be performed using automated analyzers such as MAC-400 or equivalent.

5. Determination of Sulfur, Vanadium, and Nickel Content By Seller

   The analytical sample shall be crushed to pass a number 60 mesh sieve.
   The sample shall be prepared by pressing a pellet with a suitable binder. The sample pellet must be prepared with the same binder and pressing force used to press standard pellets.

   Sulfur is tested (analyzed) by LECO according to ASTM D 1552-90. Vanadium and nickel are analyzed by X-ray flourescence. Seller reserves the right to develop ICP or A-A as reference procedures.

                                   ATTACHMENT B



                          EXAMPLE OF TRUE-UP CALCULATION
                          ------------------------------

'TRUE-UP' PROVISION IN ARTICLE V.1.B. - TRUE UP OF 2Q00 AS APPLIED TO THE 3Q00 QBPP CALCULATION

2Q00 'True-up' process:  Pace 3 for 1Q00, published in March/April/May Pace
----------------------   Quarterly Monthly Reviews (available April/May/June)

                         February 2000 Pace E-1 estimate: CONFIDENTIAL
                         TREATMENT

                         If 1Q00 Pace 3 average value is between CONFIDENTIAL TREATMENT

                         1Q00 Pace F average value:CONFIDENTIAL TREATMENT

Assumptions:
-----------
1Q00 QBPP =CONFIDENTIAL TREATMENT
Pace E3Q99 -CONFIDENTIAL TREATMENT
Pace E-1 3Q00 =CONFIDENTIAL TREATMENT
Pace 3 1Q00 =CONFIDENTIAL TREATMENT
2Q00 QBPP =CONFIDENTIAL TREATMENT

Calculation of QBPP adjustment:
------------------------------
Pace 3 1Q00 average =CONFIDENTIAL TREATMENT; recalculate 2Q00 QBPP CONFIDENTIAL TREATMENT as follows:

CONFIDENTIAL TREATMENT


'True-up' 2Q00 QBPP:
-------------------

CONFIDENTIAL TREATMENT+ (0.00) + (4.23) =CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT - CONFIDENTIAL TREATMENT = CONFIDENTIAL TREATMENT will be subtracted from 3Q00 QBPP that will be calculated using the formula in Article V.1.A.